UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934


                               (Amendment No. 1)


                          The Princeton Review, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  742352107
--------------------------------------------------------------------------------
                                (CUSIP Number)


                              December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

                                 SCHEDULE 13G

CUSIP No. 742352107                                          Page 1


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     SGC Partners II LLC ("SGC Partners II")
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,478,016
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,478,016
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     2,478,016
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     9.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     OO
________________________________________________________________________________

                                 SCHEDULE 13G

CUSIP No. 742352107                                          Page 2


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     SGC Merchant Banking Fund L.P. ("SG Merchant Banking Fund")
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,478,016
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,478,016
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0 (1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     HC
________________________________________________________________________________

_______________

(1) SG Merchant Banking Fund disclaims beneficial ownership of the shares held by SGC Partners II.

                                 SCHEDULE 13G

CUSIP No. 742352107                                          Page 3


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     SGC Capital Partners L.L.C. ("SG Capital Partners")
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,478,016
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,478,016
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0 (2)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     HC
________________________________________________________________________________

_______________

(2) SG Capital Partners disclaims beneficial ownership of the shares held by SGC Partners II.

                                 SCHEDULE 13G

CUSIP No. 742352107                                          Page 4


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     SGC Cowen Securities Corporation ("SG Cowen")
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          2,478,016
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            2,478,016
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0 (3)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     HC
________________________________________________________________________________

_______________

(3) SG Cowen disclaims beneficial ownership of the shares held by SGC
    Partners II.

                                 SCHEDULE 13G


Item 1(a).  Name of Issuer:

            The Princeton Review, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2315 Broadway
            New York, New York 10024

Item 2(a).  Name of Person Filing:

            The filers of this Amendment No.1 to Schedule 13G are SGC Partners II, SG Merchant Banking Fund, SG Capital Partners and SG Cowen. The sole member of SGC Partners II is SG Merchant Banking Fund; the general partner of SG Merchant Banking Fund is SG Capital Partners; and the managing member of SG Capital Partners is SG Cowen. See Row 1

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            For each of SGC Partners II, SG Merchant Banking Fund, SG Capital Partners and SG Cowen:

            1221 Avenue of the Americas
            New York, New York 10020

Item 2(c).  Citizenship:

            See Row 4

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value per share

Item 2(e).  CUSIP Number:

            742352107

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the

               Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     (a)  Amount beneficially owned:  See Rows 5 - 8

     (b)  Percent of class:  See Row 11

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  See Row 5

          (ii)  Shared power to vote or to direct the vote:  See Row 6

          (iii) Sole power to dispose or to direct the disposition of:
                See Row 7.

          (iv)  Shared power to dispose or to direct the disposition of:
                See Row 8.

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         N/A


Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10. Certifications.

         N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 6, 2004                       SGC PARTNERS II LLC


                                       By:  /s/ Sengal Selassie
                                            ------------------------------------
                                            Name:  Sengal Selassie
                                            Title: President and Chief Operating
                                                   Officer


                                       SG MERCHANT BANKING FUND L.P.

                                       By:  SG Capital Partners L.L.C.
                                            as general partner


                                       By:  /s/ Sengal Selassie
                                            ------------------------------------
                                            Name:  Sengal Selassie
                                            Title: Director


                                       SG CAPITAL PARTNERS L.L.C.


                                       By:  /s/ Sengal Selassie
                                            ------------------------------------
                                            Name:  Sengal Selassie
                                            Title: Director


                                       SG COWEN SECURITIES CORPORATION


                                       By:  /s/ David M. Malcolm
                                            ------------------------------------
                                            Name:  David M. Malcolm
                                            Title: Managing Director

                                 Exhibit 99.1

                            JOINT FILING AGREEMENT

          Each of the undersigned hereby affirms in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934 that it is individually eligible to use Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.

February 6, 2004                       SGC PARTNERS II LLC


                                       By:  /s/ Sengal Selassie
                                            ------------------------------------
                                            Name:  Sengal Selassie
                                            Title: President and Chief Operating
                                                   Officer


                                       SG MERCHANT BANKING FUND L.P.

                                       By:  SG Capital Partners L.L.C.
                                            as general partner


                                       By:  /s/ Sengal Selassie
                                            ------------------------------------
                                            Name:  Sengal Selassie
                                            Title: Director


                                       SG CAPITAL PARTNERS L.L.C.


                                       By:  /s/ Sengal Selassie
                                            ------------------------------------
                                            Name:  Sengal Selassie
                                            Title: Director


                                       SG COWEN SECURITIES CORPORATION


                                       By:  /s/ David M. Malcolm
                                            ------------------------------------
                                            Name:  David M. Malcolm
                                            Title: Managing Director